EXTENSION AMENDMENT

From:	Highland Funds II, on behalf of its series Highland Small-Cap Equity Fund
c/o Highland Capital Management Fund Advisors, L.P.
200 Crescent Court, Ste. 700
Dallas, TX 75201
Attn: James Palmer
Facsimile no.: (972) 628-4147

To:	The Bank of New York Mellon

Re:	Extension Amendment

Date:	April 4, 2018

In accordance with Section 1.01 of the Master Margin Loan Agreement dated as of May 18, 2017, between Highland Funds II, on behalf of its series Highland Small-Cap Equity Fund (the “Borrower”), and The Bank of New York Mellon (the “Bank”), the Borrower hereby proposes to extend the Maturity Date and make such other adjustments as are specified herein. If the Bank accepts, then upon the Bank’s execution of this Extension Amendment (the date of such execution, the “Extension Effective Date”), the Maturity Date (the “Old Maturity Date”) shall be extended to the New Maturity Date specified below (the “New Maturity Date”) and the following terms shall apply for the period from and including the Extension Effective Date to but excluding the New Maturity Date.

New Maturity Date:	May 16, 2019
New Margin Loan Commitment Amount:	$25,000,000
New Spread:	1.20%
New Commitment Fee Rate:	0.40%

If you accept the proposal set out above, please execute this Extension Amendment and return a copy to us.

[Signature Page Follows]

EXTENSION AMENDMENT

Yours Sincerely,

HIGHLAND FUNDS II, on behalf of
Highland Small-Cap Equity Fund

By:	/s/ Frank Waterhouse
	Name:	Frank Waterhouse
	Title:	Treasurer, Principal Executive Officer and Principal Financial and Accounting Officer

Extension Amendment accepted and executed as of May 17, 2018 by

THE BANK OF NEW YORK MELLON

By:	/s/ Stephen C. Brennan
	Name:	Stephen C. Brennan
	Title:	Managing Director